Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FIRST QUARTER 2020 RESULTS

HOUSTON, May 6, 2020 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the first quarter of 2020.

Key highlights for the first quarter of 2020 included:

•	Delivered $96.0 million of revenue, despite lower product volumes and services primarily from COVID-19 related impacts;

•	Reported a net loss of $19.7 million, or a $0.55 loss per share, driven by $40.4 million of impairments, restructuring and other charges, partially offset by a $21.6 million income tax benefit;

•	Generated adjusted EBITDA of $6.5 million, or 6.7% of revenue;

•	Announced action plan for an additional $20 million in annualized cost savings, of which $10 million is expected to be realized in the second half of 2020;

•	Maintained a strong balance sheet with cash on hand of $343.5 million and no debt as of March 31, 2020;

•

Reported net cash used by operating activities of $21.2 million and free cash flow of negative $25.4 million, inclusive of $4.2 million of capital expenditures, largely as a result from slower collections late in the quarter;

•	Repurchased approximately $25 million or 800,000 of Company shares during the first quarter of 2020;

•	Presented with a “Spotlight on New Technology Award” by the 2020 Offshore Technology Conference for the VXTeTM vertical subsea tree system

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “I want to thank all Dril-Quip employees for their determination and resilience in responding to the hardships brought about by the COVID-19 pandemic as well as the significant downturn in the energy industry. I appreciate their dedication to perform their jobs safely and uphold our commitment to the customer to deliver first-class products and services that assist them in accomplishing their operational objectives.”

“Our first quarter results reflect the initial impacts of the extraordinary challenges facing our industry today. In response to the sharp decline in oil and gas prices late in the first quarter, we saw operators act swiftly and decisively in making deep cuts to capital spending plans and operating budgets. These actions led to delays in customer decisions to order equipment for scheduled and upcoming projects, resulting in product bookings of $57.9 million. In addition to the shift in customer behavior and capital investment priorities, we experienced disruptions to our manufacturing productivity and global supply chain as a result of the necessary actions taken in response to the COVID-19 pandemic. These actions reduced our manufacturing capacity as we implemented staggered shifts, social distancing, quarantine of service personnel and, where possible, remote work arrangements. The overall effect of this was reduced productivity in the delivery of our products and services. All these factors contributed to our lower than expected revenue, adjusted EBITDA margin and free cash flow for the quarter.”

“While our first quarter results were not what we had anticipated at the outset of 2020, they reflect the reality of the uncertain and volatile environment facing our industry in the coming quarters. The industry is experiencing extreme demand destruction from the global economic shut down due to the COVID-19 pandemic on one side and a supply glut from oil and gas producing nations seeking to solidify share in the global market on the other side. While we have not experienced any significant order cancellations to date, we are seeing customers delay delivery requirements in our existing backlog. We will continue to execute on our backlog, but given the uncertain environment, we remain cautious on providing guidance for the year.”

“Despite these circumstances, we are confident in our plan going forward to preserve the Company’s financial strength without limiting our ability to meet customer expectations during these extraordinary times. In response to these market conditions, we are announcing today our intention to further streamline our business operations. These actions are expected to result in $20 million in cost savings on an annualized basis and include changes to our organizational structure, manufacturing footprint and research and development programs, including a strategic repositioning of certain product lines. These savings will be in addition to the realized savings from our previously implemented 2019 transformation efforts.”

“Even with a less clear outlook for 2020, we expect to generate positive free cash flow from operations and overall cash neutrality for the full year 2020. Preserving our balance sheet strength and the associated financial optionality it brings, position Dril-Quip to successfully navigate this current downturn and emerge from it a leaner, more agile and operationally efficient organization.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “First Quarter 2020 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the first quarter of 2020 was $96.0 million, down $12.5 million from the fourth quarter of 2019 and up $1.7 million compared to the first quarter of 2019. The sequential decline was primarily a result of lower product volumes across all regions due to delays and disruptions related to the global COVID-19 pandemic and an abrupt decrease in commodity prices leading to customer deferrals of investment decisions. The increase in revenue year-over-year was driven by higher product volumes, primarily fabricated joints, partially offset by lower leasing revenues.

Cost of sales for the first quarter of 2020 was $71.4 million, a decrease of $4.3 million sequentially and an increase of $2.0 million compared to the prior year. Gross operating margin for the first quarter of 2020 was 25.6%, a decrease from 30.2% in the fourth quarter of 2019 and a decrease of from 26.4% in the first quarter of 2019. The reduction in gross margins compared to both periods was mainly due to COVID-19 impacts from reduced manufacturing productivity from staggered shifts, quarantine of manufacturing and service personnel and temporary plant shutdowns in some countries, increased logistics costs and unfavorable product mix in the U.S. and Europe. Some of these contributing factors to lower gross operating margins are expected to continue in the near term as the Company employs steps to mitigate negative impacts.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2020 were $21.4 million, or flat compared to the fourth quarter of 2019 and $3.1 million lower from the first quarter of 2019. The year-over-year decline in SG&A is primarily attributed to a positive impact of the 2019 transformation efforts and foreign exchange gains. The Company also experienced higher engineering and product development cost sequentially and year-over-year due to timing of incremental investment in the subsea production systems product line.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the first quarter of 2020, the Company reported a net loss of $19.7 million, or a $0.55 loss per share, driven by $32.0 million of non-cash charges primarily related to impairment of goodwill and inventory and long-lived assets write-downs. The Company also incurred approximately $8.4 million in employee termination benefits. These charges were partially offset by a $21.6 million income tax benefit. The total impairment, restructuring and other charges of $40.4 million were related to the Company’s plan to reorganize certain facilities and reduce its workforce in response to unfavorable market conditions. Adjusted EBITDA totaled $6.5 million for the first quarter of 2020 compared to $15.8 for the fourth quarter of 2019 and $9.3 million for the first quarter of 2019. The decrease in adjusted EBITDA sequentially and year-over-year can be mostly attributed to a decline in activity and product deliveries due to inefficiencies and scheduling delays associated with the global COVID-19 pandemic, primarily in the Eastern Hemisphere.

Net cash used by operations was $21.2 million and free cash flow was negative approximately $25 million for the first quarter of 2020. This decrease was primarily driven by a slow-down in the collection of receivables as cash preservation became a priority and customer remote work arrangements impacted collections productivity, which accounted for approximately $10 million. Additionally, the Company had seasonal related increases in cash tax payments and payroll related expenses of approximately $10 million in the first quarter of 2020 compared to the fourth quarter of 2019 as well as approximately $4 million in capital expenditures, the majority of which was related to rental tools, machinery and equipment.

Cost Saving Initiatives

At the end of the fourth quarter of 2019, Dril-Quip had completed the initial phase of its cost saving initiatives with $52 million in annualized savings achieved, which exceeded the original goal set in 2018 of $40 to $50 million. Some examples of the progress made over the past 18 months include reducing and rationalizing global footprints, optimizing operational activities, supplier renegotiations and workforce reductions.

Utilizing the skills gained during its recent transformation, the Company intends to execute on approximately $20 million in additional annualized cost savings in response to the deteriorating market conditions in 2020. These actions will span across manufacturing, supply chain, SG&A, engineering and research and development and better align our organization with the anticipated market activity. The Company expects to realize approximately $10 million of these additional cost savings in 2020.

Balance Sheet

Dril-Quip’s cash on hand as of March 31, 2020 was $343.5 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $388 million of available liquidity. This solid liquidity position, combined with a debt-free balance sheet, provides both financial and operational flexibility. The Company intends to use its financial strength to pursue strategic acquisitions and collaborations that differentiate its products offerings and continue investing in an optimal R&D program. The Company expects to generate free cash flow in 2020 and maintain overall cash neutrality.

Share Repurchases

On February 26, 2019, the Board of Directors authorized a share repurchase plan under which the Company can repurchase up to $100 million of its common stock. The repurchase plan has no set expiration date and any repurchased shares are expected to be cancelled. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price, liquidity and other factors. The program does not obligate the Company to acquire any particular amount of common stock and may be modified or superseded at any time at the Company’s discretion.

For the three-month period ended March 31, 2020, the Company purchased 808,389 shares under the share repurchase plan at an average price of approximately $30.91 per share totaling approximately $25.0 million and retired such shares. Since the inception of the authorized share repurchase program in February 2019, the Company has purchased approximately $51 million of the $100 million authorized. The Company continues to evaluate the amount and timing of its share repurchases and intends for the total amount of shares repurchased in 2020 to not exceed its full year free cash flow generation.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the impact of the recent significant decline in oil and natural gas prices, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands, except per share data)
Revenues:
Products	$67,558	$78,762	$65,434
Services	18,814	19,082	18,476
Leasing	9,626	10,610	10,407

Total revenues	95,998	108,454	94,317
Costs and expenses:
Cost of sales	71,414	75,741	69,376
Selling, general and administrative	21,416	21,444	24,544
Engineering and product development	5,525	4,798	3,617
Impairment	7,719	435	—
Restructuring and other charges	32,713	—	2,396
Gain on sale of assets	(467)	(28)	(13)

Total costs and expenses	138,320	102,390	99,920
Operating income (loss)	(42,322)	6,064	(5,603)
Interest income	1,206	1,347	2,006
Interest expense	(191)	(166)	(121)
Income tax provision (benefit)	(21,609)	(155)	2,333

Net income (loss)	$(19,698)	$7,400	$(6,051)

Earnings (loss) per share
Basic	$(0.55)	$0.21	$(0.17)

Diluted	$(0.55)	$0.21	$(0.17)

Depreciation and amortization	$8,873	$8,865	$8,356

Capital expenditures	$4,187	$2,881	$3,527

Weighted Average Shares Outstanding
Basic	35,695	35,873	35,559
Diluted	35,695	36,101	35,559

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2020	December 31, 2019
	(In thousands)
Assets:
Cash and cash equivalents	$343,472	$398,946
Other current assets	482,819	481,543
PP&E, net	244,495	258,497
Other assets	65,324	67,579

Total assets	$1,136,110	$1,206,565

Liabilities and Equity:
Current liabilities	$93,446	$96,940
Deferred Income taxes	3,495	4,150
Other long-term liabilities	14,968	14,774

Total liabilities	111,909	115,864

Total stockholders equity	1,024,201	1,090,701

Total liabilities and equity	$1,136,110	$1,206,565

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands)
Net income (loss)	$(19,698)	$7,400	$(6,051)
Add:
Interest income, net	(1,015)	(1,181)	(1,885)
Income tax expense (benefit)	(21,609)	(155)	2,333
Depreciation and amortization expense	8,873	8,865	8,356
Impairments	7,719	435	—
Restructuring costs, including severance	32,713	—	2,396
Gain on sale of assets	(467)	(28)	(13)
Foreign currency loss (gain)	(3,242)	449	(704)
Stock compensation expense	3,176	(25)	4,862

Adjusted EBITDA	$6,450	$15,760	$9,294

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In thousands)
Net cash provided (used) by operating activities	$(21,237)	$8,054	$838
Less:
Purchase of property, plant and equipment	(4,187)	(2,881)	(3,527)

Free cash flow	$(25,424)	$5,173	$(2,689)